                                                                      EXHIBIT 10

                               GAS SALES AGREEMENT

This Agreement is made this 1st day of July, 1999, between Midland Cogeneration Venture Limited Partnership ("MCV" or "Buyer") and CMS Marketing, Services and Trading Company ("Seller") for the purpose of entering into a long-term gas supply arrangement on the terms and conditions which follow. In this Agreement, Seller and Buyer may also be referred to individually as "Party" or collectively as "Parties."

1. Definitions. The following terms, when used in this Agreement, shall have the following meanings:

         A)   The term "Agreement" means this Agreement and all Exhibits hereto.

         B) The term "business day" shall mean any day other than a day on which banks in Michigan are allowed by law to be closed.

         C) The term "Btu" shall mean one (1) British Thermal Unit, the amount of heat required to raise the temperature of one (1) pound of water one (1) degree Fahrenheit at sixty (60) degrees Fahrenheit. BTU is measured on a dry basis.

         D) The term "Contract Year" shall mean any calendar year during the term of this Agreement.

         E) The term "cubic foot of gas" shall mean the volume of gas contained in one (1) cubic foot of space at a pressure of fourteen and seventy-three hundredths (14.73) dry psia, at a temperature of sixty degrees (60 degrees) Fahrenheit.



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         F)   The term "day" shall mean a period of twenty-four (24) consecutive hours (23 hours when changing from Standard to Daylight time and 25 hours when changing back to Standard time), beginning and ending at 9:00 a.m. Central clock time.

         G)   The term "Disputed Amount" shall have the meaning set forth in
              Section 5A(ii).

         H) The term "gas" shall mean any mixture of hydrocarbon and non-combustible gases in a gaseous form, consisting primarily of methane, and includes natural gas produced from gas wells (gas well gas), gas which immediately prior to being produced from a reservoir is in solution with crude oil, or dispersed in an intimate association with crude oil, or in contact with crude oil across a gas-oil contact (casinghead gas), or residue gas resulting from the processing of either or both casinghead gas and gas well gas.

         I)   The term "Mcf" shall mean one thousand (1,000) cubic feet of gas.

         J) The term "MMBtu" shall mean a quantity of gas equal to one million (1,000,000) Btu which is equivalent to one (1) dekatherm.

         K) The term "month" shall mean the period beginning at 9:00 a.m. Central clock time on the first day of any calendar month and ending at 9:00 a.m. Central clock time on the first day of the next succeeding calendar month.

         L) The term "NYMEX" shall mean the New York Mercantile Exchange Henry Hub natural gas futures contract traded on the New York Mercantile Exchange. Should the NYMEX cease to be traded, Buyer and Seller shall

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              identify and agree on a replacement index. In the event that Buyer and Seller cannot agree on a replacement index within 30 days, either Party may request the matter be submitted to an expert for determination in accordance with Section 17 (G) hereof.

         M) The term "Point of Delivery" shall mean the point where Seller delivers gas to Buyer as set forth in this Agreement.

         N) The term "Prime Rate" shall mean the fluctuating per annum lending rate of interest from time to time published by CITIBANK, NA, or its successor, for its best commercial customers.

         O)   The term "psia" shall mean pounds per square inch absolute.

         P)   The term "psig" shall mean pounds per square inch gauge.

         Q) The term "Transporter" shall mean any pipeline transporting gas subject to this Agreement.

         R)   The term "Trunkline " shall mean the Trunkline Gas Company.

         S)   The term "Undisputed Amount" shall have the meaning set forth in section 5A(ii).

2. Quantity. Seller agrees to deliver and sell, and MCV agrees to receive and purchase 12,000 MMBtu/day, on a firm basis in accordance with the terms and conditions of this Agreement.

3.  Price.



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         A)   The price to be paid by Buyer to Seller for all quantities of gas delivered hereunder in a given month, exclusive of all taxes and other adjustments or costs herein otherwise expressly provided for, shall be equal to the average MMBtu price for such month under a natural gas contract traded on the NYMEX with the average being determined utilizing the MMBtu price as of the close of the trading day for the last three days of trading for each such month, minus $0.085 per MMBtu.

         B) Seller shall be responsible for all taxes prior to the Point of Delivery. MCV shall be responsible for all taxes at and after the Point of Delivery.

4. Term. Deliveries of gas shall commence on November 1, 2004 and continue through February 28, 2007.

5.  Billing and Payment.

         A)   Billing and payment procedures are as follows:

              (i) After the delivery of gas has commenced hereunder, Seller shall, on or about the tenth day of each month, render to Buyer a statement showing the estimated (or actual if available) quantity of gas delivered at each Point of Delivery during the prior month, and the amounts due Seller hereunder. Seller shall also render to Buyer, if necessary, a separate statement showing the adjustment, if any, required to conform the prior month's estimated and actual deliveries and prices. Payment of the amount due based on such



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                    statements shall be made by Buyer to Seller by wire transfer with immediately available funds on or before the later of
                    (a) ten (10) days following receipt of such statement or (b) the twentieth (20th) day of the month. If the due date falls on a day which is not a business day, then payment shall be made on the next business day. If the Buyer bills Seller the same procedure shall be followed as set forth in this subparagraph.

              (ii) In the event that either Party shall in good faith dispute any portion of the amount shown in the other Party's statement (hereinafter called the "Disputed Amount"), the disputing Party shall (a) notify the other Party in writing as to the Disputed Amount, and (b) pay the remaining undisputed portion of the other Party's statement when due (hereinafter, the "Undisputed Amount").

              (iii) If it is determined that the failure to pay any Undisputed
                    Amount of any statement was not justifiable, interest on such Undisputed Amount shall accrue at a rate per annum equal to the Prime Rate, plus one percent (1.0%), from the time payment would have been due until the time payment is made, but in no event shall the interest on such unpaid portion exceed the applicable lawful nonusurious rate of interest. Payment of any previously unpaid Undisputed Amount shall be credited first to all interest accrued and then to principle.



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         B)   Each Party hereto shall have the right, upon reasonable written notice, during normal business hours and at its own expense to examine the books and records of the other Party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Agreement. Such examination shall be conducted no more than once in a twelve-month period. Any error or discrepancy in statements furnished pursuant to this Agreement shall be promptly reported to Seller or Buyer, as applicable, and proper adjustment thereof shall be made within thirty (30) days after final determination of the correct volumes or amounts involved; provided, however, that, if no such errors or discrepancies are reported to Seller or Buyer, as applicable, within two (2) years from the end of the calendar year in which such errors or discrepancies occurred, the same shall be conclusively deemed to be correct.


6.  Deliveries.

         A) Exhibit A hereto sets forth the Point(s) of Delivery (Primary and Secondary) under this Agreement. Seller shall not use any other point to deliver gas without Buyer's written consent which Buyer may grant or withhold at its sole discretion. Secondary Point(s) of Delivery may be utilized over Primary Point(s) of Delivery, provided Buyer's Transporter accepts delivery at a Secondary Point(s) of Delivery.


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         B)   To the extent that the procedures for the delivery of gas set forth herein conflict with the rules and tariffs of any Transporter, the Transporter's rules and tariffs will control and the Parties shall cooperate fully with each other in complying with such rules and tariffs.

7. Title. Title and risk of loss to gas delivered hereunder shall pass from Seller to Buyer at the Point of Delivery.

8. Delivery Pressure. Seller shall be required to deliver or cause delivery of the gas at the Point of Delivery hereunder against the varying pressures in the facilities of Buyer's Transporter(s); provided however, Seller shall have the right but not the obligation to install compression.

9. Quality of Gas. The gas to be delivered hereunder shall comply with the quality requirements of the Buyer's Transporter.

10. Measurement And Tests of Gas. The quantity and quality of gas delivered to the Buyer's account at the Point of Delivery shall be determined by the Buyer's Transporter in accordance with the then current standard terms and conditions applicable to Buyer's Transporter's gas transportation contracts.

11. Warranty of Title. Seller hereby warrants (i) that it has title to all gas sold hereunder or the right to sell such gas, (ii) that it has the right to sell same to Buyer and (iii) that



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    all such gas shall be free from any and all liens and adverse claims of any nature whatsoever. Seller agrees to indemnify and hold Buyer harmless, including but not limited to, all costs, damages and expenses (including Buyer's reasonable attorney fees) incurred by Buyer in defending against any liens or adverse claims of any nature whatsoever, in addition to any other remedies Buyer may have hereunder or at law.

12. Credit Worthiness.

         12.1 This Agreement is subject to Seller providing Buyer a guaranty from CMS Enterprises Company, Inc. (CMS Enterprises) in the form attached hereto as Exhibit "B".

         12.2 At any time, and from time to time during the term of this Agreement, if a Material Adverse Change (as such term is defined in Section 12.3) has occurred then MCV may demand and Seller shall provide additional Performance Assurance (as such term is defined in Section 12.3) equal to $1,500,000 within 30 days of such demand.

         12.3 The term "Material Adverse Change" shall mean CMS Enterprises having consolidated net worth of less than $5 billion as presented in its financial statements. Once each quarter during the term of this Agreement, the Seller will provide to MCV a financial statement for CMS Enterprises. Once each year, the Seller will provide to MCV an audited financial statement for CMS Enterprises. The term "Performance Assurance" means collateral in the form of either cash, Letters of Credit (as defined in this section 12.3), or a parental guaranty from CMS Energy Corporation.


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                If the collateral is in the form of cash, then such cash shall be placed in a segregated, interest-bearing escrow account on deposit with a major U.S. commercial bank having a credit rating of at least "A-" from Standard and Poor's or "A3" from Moody's (interest to accrue to the Party posting the collateral). The term "Letter of Credit" means one or more irrevocable, transferable standby letters of credit from a major U.S. commercial bank or foreign bank with a U.S. office having a credit rating of at least "A-" from Standard & Poor's or "A3" from Moody's.

13. Right to Early Termination.

         (A) In addition to any other remedy of Buyer under law or provided under this Agreement, Buyer shall have the right at its election to terminate this Agreement upon twenty (20) days written notice to Seller, if Seller, for any reason, other than (i) Force Majeure, (ii) Buyer's failure to take, or (iii) a failure by Buyer to pay any Undisputed Amounts, fails, over a period of at least sixty (60) days, to deliver an average of ninety percent (90%) of the agreed quantity and provided further that such failure occurred not more than one hundred forty (140) days immediately preceding the giving of such notice of termination. Seller shall have twenty (20) days after receipt of such cancellation notice to cure any failure in which case Buyer's cancellation is null and void and this Agreement shall remain in full force and effect.

         (B) In addition to the other remedies of Seller under law or provided under this Agreement, Seller shall have the right at its election to terminate this



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                Agreement upon twenty (20) days written notice to Buyer if
                Buyer, for any reason, other than (I) Force Majeure, (ii) Seller's failure to deliver, or (iii) a failure by Seller to pay any Undisputed Amounts, fails, over a period of at least sixty
                (60) days, to take a volume of gas not less than an average of ninety percent (90%) of the agreed quantity, and provided further that such failure occurred not more than one hundred forty (140) days immediately preceding the giving of such notice of termination. Buyer shall have twenty (20) days after receipt of such cancellation notice to cure any failure in which case Seller's cancellation is null and void and this Agreement shall remain in full force and effect.

14. Assignment.

         A. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assignees of the respective Parties hereto, and the covenants, conditions, rights and obligations of this Agreement shall run for the full term of this Agreement. No assignment of this Agreement, in whole or in part, will be made without the prior written consent of the non-assigning Party, which consent will not be unreasonably withheld or delayed; provided, either Party may transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other Party. Upon any transfer and assumption, the transferor shall not be relieved of or discharged from any obligations hereunder.

         B. Seller acknowledges that pursuant to a certain Gas Backup Agreement and Amendments thereto among Consumers Power Company (now known as



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                Consumers Energy Company), The Dow Chemical Company (Dow) and
                Midland Cogeneration Venture Limited Partnership dated January 27, 1987, Buyer may be required to make an assignment to Dow of certain rights under this Agreement. Seller specifically agrees to accept such assignments, if any, made by Buyer to Dow in accordance with the aforementioned Gas Backup Agreement; provided, however, that such assignment shall not relieve Buyer of its obligations under this Agreement absent Seller's written consent.

         C. Nothing herein contained shall prevent or restrict either Party from pledging, granting a security interest in, or assigning as collateral all or any portion of such Party's interest to secure any debt or obligation of such Party under any mortgage, deed of trust, security agreement or similar instrument.

         D. Either Party desiring to make an assignment for which consent has been given by the other Party may upon request obtain a written consent within sixty (60) days to such assignment from the other Party evidencing its consent.

15. Notices. Except as otherwise herein provided, any notice, request, demand or statement given in writing or required to be given in writing by the terms of this Agreement shall be deemed given when deposited in the government mail, postage prepaid, as certified mail, directed to the post office address of the Parties as follows:



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    TO SELLER:
    For Invoices and Payments: Andrew V. Coppola
                               CMS Marketing, Services and Trading Company
                               One Jackson Square; Jackson, MI  49201
                               Telephone No: (517)-768-2020
                               Telecopier:   (517)-768-2110

    For All Other Notices:     Andrew V. Coppola
                               CMS Marketing, Services and Trading Company
                               One Jackson Square; Jackson, MI  49201
                               Telephone No: (517)-768-2020
                               Telecopier:   (517)-768-2110

    TO BUYER:
    For Invoices and Payments: Midland Cogeneration Venture
                                  Limited Partnership
                               100 Progress Place; Midland, MI  48640
                               Attention:  Gas Supply Accounting
                               Telephone No.: (517) 839-6067
                               Telecopier:    (517) 839-6793

    For All Other Notices:     Midland Cogeneration Venture
                                  Limited Partnership
                               100 Progress Place; Midland, MI  48640
                               Attention:  V.P. Energy Supply & Marketing
                               Telephone No.: (517) 839-6067
                               Telecopier:    (517) 839-6793

    or at such other address as either Party may from time to time specify as its address for such purposes by registered or certified letter addressed to the other Party. Notices, requests, demands or statements made in person, or by telephone, telecopier, telex or wire shall be deemed given when received provided, however, that if such notice is received after 5:00 p.m. (recipient's local time), it shall not be effective until the next business day.

      Gas nomination notices will be made in accordance with the terms and conditions applicable to Buyer's Transporter.


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16. Remedies.  In the event Seller fails to deliver the daily quantities for reasons not otherwise excused by Force Majeure, Seller shall be responsible for any incremental gas costs incurred by MCV in replacing such gas. MCV agrees to use commercially reasonable efforts to purchase replacement gas. Seller's obligation to pay MCV for incremental replacement gas costs (and any transportation penalties or transportation demand charges resulting from unused transportation) shall be MCV's sole and exclusive remedy for Seller's failure to deliver except as provided in Section 13. In the event that MCV fails to take gas for reasons not otherwise excused by Force Majeure, MCV shall pay Seller for any incremental decrease in the resale price of such gas. Seller agrees to use commercially reasonable efforts to resell such deficiency gas. MCV's obligation to pay Seller for such decrease (and any transportation penalties or transportation demand charges resulting from unused transportation) shall be Seller's sole and exclusive remedy for MCV's failure to take gas except as provided in Section 13.

17. Arbitration.

         A) If the Parties are unable to resolve a disagreement arising under this Agreement such disagreement shall be settled by arbitration. Either Party may then commence arbitration by serving written notice thereof on the other Party designating the issue(s) to be arbitrated.

         B) The Parties shall each appoint one (1) arbitrator and the two (2) arbitrators so appointed will select a third arbitrator, all of such arbitrators



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              to be qualified by education, knowledge, and experience to resolve the dispute or controversy. If either Party fails to appoint an arbitrator within ten (10) days after a request for such appointment is made by the other Party in writing, or if the two
              (2) appointed fail, within ten (10) days after the appointment of the second, to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a board of three (3) arbitrators will be appointed upon application by either Party therefor to the American Arbitration Association.

         C) The jurisdiction of the arbitrators will be limited to the issue(s) referred to arbitration and the arbitration shall be conducted pursuant to the guidelines set forth by the American Arbitration Association; provided, however, that should there be any conflict between such guidelines and the procedures set forth in this Agreement, the terms of this Agreement shall control.

         D) Within fifteen (15) days following selection of the third arbitrator, each Party shall furnish the arbitrators in writing its position regarding the issue(s) being arbitrated. The arbitrators may, if they deem necessary, convene a hearing regarding the issue(s) being arbitrated. Within thirty (30) days following the later of the appointment of the third arbitrator or of the hearing, if one is held, the arbitrators shall notify the Parties in writing as to which of the two (2) positions submitted is most consistent with the meaning of this Agreement with respect to the issue(s) being arbitrated. No other position may be selected. Such decision shall be binding on the



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              Parties hereto and shall remain in effect until and unless changed in accordance with the provisions of this Agreement.

         E) Enforcement of the award may be entered in any court having jurisdiction over the Parties.

         F) Each Party will pay the expenses of the arbitrator selected by or for it, and the expense of its respective counsel, witnesses and employees. All other costs of arbitration will be equally divided between the Parties.

         G) This subsection shall apply only to the issue of selecting a replacement index for NYMEX. In the event that Buyer and Seller cannot agree on a replacement index within 30 days, either Party may request the matter be submitted to an expert for determination by providing the other Party with written notice of its election. In such event, the Parties shall attempt to agree upon a single expert with academic training and industry experience relevant to determining the matter in dispute. If the Parties are unable to agree upon a single expert within 30 days after the date of the notice of election, each Party shall select an expert and the two selected experts shall together select a third expert to serve on a panel to determine the disputed matter. The Parties shall each submit to the expert (or panel of experts, as applicable) all relevant information concerning the disputed matter within 30 days after the selection of the last expert. The final decision of the expert (or panel of experts, as applicable) shall be delivered to the Parties in writing, shall constitute the final resolution of all matters so determined, and shall be binding upon the


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              Parties. Unless the expert (or panel of experts, as applicable)
              directs otherwise, the fees of the expert (or panel of experts, as applicable) and the cost of conducting the investigation shall be shared equally by the Parties. Each Party shall bear its own costs and expenses and those of its counsel. Enforcement of the decision may be entered in any court having jurisdiction over the Parties.

18. Force Majeure. The term "Force Majeure" as employed herein for all purposes relating hereto, shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, hurricanes, explosions, fires, arrests and restraints of governments and people, civil disturbance, mechanical breakdowns or repairs of MCV's plant or pipeline facilities or those of any Transporter used to transport gas hereunder, inability of any Party hereto to obtain necessary materials, supplies or permits due to existing or future rules, regulations, orders, laws or proclamations of governmental authorities (federal, state or local), including both civil and military, and any other causes whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or to overcome.

19. Transportation. Both Parties shall cooperate in an effort to eliminate imbalances on either Party's transporting pipeline(s). The Parties further agree that if any imbalance penalties or charges (including cash out charges) are imposed on a Party


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    as a result of the other Party's failure to deliver or accept the required quantities, then the failing Party shall reimburse the non-failing Party for such charges or penalties.

20. Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUCTED ACCORDING TO THE LAWS OF THE STATE OF MICHIGAN.

21. Miscellaneous.

         A) No waiver by either Seller or Buyer of any default by the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.

         B) The descriptive headings of particular provisions of this Agreement are for the purpose of facilitating administration and shall not be construed as having any substantive effect on the terms of this Agreement.

         C) The Parties agree to proceed with due diligence and make good faith effort to obtain such governmental authorizations as may be necessary to enable performance of this Agreement.

         D) This Agreement is subject to the January 27, 1987, Gas Supply Option between Buyer and Dow and to Dow's rights under a certain Gas Backup Agreement with Buyer and Consumers Power Company dated January 27, 1987 and the Amendments thereto.

         E) If any provision of this Agreement is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall



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

              not invalidate void or make unenforceable any other provision of this Agreement.

         F) Neither Buyer nor Seller shall disclose to any third Party other than its partners, parents, affiliates, directors, officers, employees, consultants, representatives, agents or those third parties providing financing to it, any information received from the other Party that is explicitly marked "Confidential" (such information hereinafter referred to as ("Confidential Information"); provided however, that nothing shall be deemed Confidential Information which:

                   (i)   is part of the public domain;

                   (ii) becomes publicly known otherwise than through an action or inaction of the receiving Party;

                   (iii) is independently developed by the receiving Party;

                   (iv) or is required to be disclosed pursuant to any law, rule, or regulation, or pursuant to any order of a governmental instrumentality, provided that the Party receiving the order shall, if feasible, notify the other Party of any such requirement at least ten (10) days before compliance is required, and if so requested by the other Party, shall use reasonable efforts to oppose the required disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality.



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

         G) This Agreement may be amended only by a written instrument executed by the Parties hereto. This Agreement, the Guaranty (Exhibit B attached hereto), and the Consent and Agreement (Exhibit C attached hereto) contain the entire understanding of the Parties with respect to the matter contained in said documents. There are no promises, covenants or undertakings other than those expressly set forth in said documents.

         H) Buyer represents and warrants that it has full and complete authority to enter into and to perform this Agreement. Seller represents and warrants that it has full and complete authority to enter into and to perform this Agreement. Each person who executes this Agreement on behalf of Buyer represents and warrants that he or she has full and complete authority to do so and that Buyer will be bound thereby. Each person who executes this Agreement on behalf of Seller represents and warrants that he or she has full and complete authority to do so and that Seller will be bound thereby.

         I) Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of MCV arising out of, or in connection with, this Agreement or any other agreements entered into pursuant hereto shall not be enforced by any action or proceeding wherein damages or any money judgment or specific performance of any covenant in any such document and whether based upon contract, warranty, negligence, indemnity, strict liability or otherwise, shall be sought against the assets of the partners of MCV. By entering into this Agreement, Seller waives any



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                  and all right to sue for, seek or demand any judgement against such partners and their affiliates, other than MCV by reason of the performance by MCV of its obligations under this Agreement or any other agreements entered into pursuant hereto, except to the extent such partners are legally required to be named in any action to be brought against MCV.

22. Limitations: NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING OUT OF, OR RELATED TO, A BREACH OF THIS AGREEMENT EXCEPT TO THE EXTENT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT.

         IN WITNESS WHEREOF, this Agreement is executed in multiple originals effective as of the day and year first herein above written.

BUYER                 MIDLAND COGENERATION VENTURE
                       LIMITED PARTNERSHIP


                      By:   LeRoy W. Smith
                         ---------------------------------------------
                      Name:  LeRoy W. Smith
                      Title: Vice President Energy Supply & Marketing


SELLER                CMS MARKETING, SERVICES AND
                       TRADING COMPANY


                      By:   David B. Geyer
                         ---------------------------------------------
                      Name:  David B. Geyer
                      Title: Vice President Risk Management




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                                    EXHIBIT A

                               POINTS OF DELIVERY


PRIMARY

Trunkline Gas Company

         Lagloria-Mobil Point 81582

SECONDARY

Available points set forth in Section 2.2 of Trunkline's Rate Schedule FT.













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                                    EXHIBIT B

                                    GUARANTY


         Guaranty dated effective as of the 9th day of August, 1999, by CMS Enterprises Company, Inc., a Michigan corporation (hereinafter referred to as the "Guarantor"), in favor of Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership (hereinafter referred to as "Creditor").

         WHEREAS, Creditor and CMS Marketing, Services and Trading Company (hereinafter referred to as "Debtor") have entered into a certain Gas Sales Agreement dated July 1, 1999 (hereinafter referred to as the "Contract"); and

         WHEREAS, as a condition precedent to Creditor's entering into the Contract, Guarantor has agreed to provide this Guaranty as provided herein;

         NOW, THEREFORE, for and in consideration of the premises, Guarantor hereby agrees as follows:

1. Guaranty. Guarantor unconditionally guarantees to Creditor the payment of amounts due and payable by Debtor pursuant to the Contract (such obligations being hereinafter referred to as the "Obligations"); provided, however, that as to Obligations which Guarantor is called upon to honor, Guarantor is and shall be entitled to assert any and all claims, counterclaims, defenses, offsets and other rights which Debtor could assert against Creditor with respect to the Obligations, except as provided in paragraph 7 below. In the event Debtor defaults in the payment of any of the Obligations, upon five days written notice to Guarantor at the address provided below, Guarantor shall make such payment or otherwise cause same to be paid.

2. Termination. This Guaranty is continuing and irrevocable and shall remain in full force and effect until such time as all of the Obligations have been fully satisfied, performed and discharged.

3. Waivers. Except as is otherwise provided in this Guaranty, Guarantor waives notice of acceptance of the Guaranty contained herein, presentment, demand, notice of dishonor, protest and notice of protest, and prosecution of litigation in connection with the Obligations.

4. Assignment. Neither Guarantor nor Creditor may assign its respective rights or obligations under this Guaranty without the other's written consent. Subject to the foregoing, this Guaranty shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, permitted assigns, and legal representatives.

5. Notices. Any notice or other communication required or permitted to be given to Guarantor under this Guaranty shall be deemed to have been given when delivered personally or otherwise actually received or on the fourth
     (4th) day after being deposited in the United States mail if registered or certified, postage prepaid, or one (1) day after delivery to a nationally recognized overnight courier service, fee prepaid, return receipt requested, if in writing and addressed as follows: as per Section 15 of the Agreement.

6. Applicable Law. This Guaranty shall in all respects be governed by, enforced under and construed in accordance with the laws of the state of Michigan.

7. Effect of Certain Events. Guarantor agrees that Guarantor's liability hereunder will not be released, reduced, impaired or affected by the occurrence of any one or more of the following events:

     a. The insolvency, bankruptcy, reorganization, or disability of Debtor;

     b. The renewal, consolidation, extension, modification, or amendment from time to time of the Contract;

     c. The failure, delay, waiver, or refusal by Creditor to exercise any right or remedy held by Creditor with respect to the Contract;

     d. The sale, encumbrance, transfer or other modification of the ownership of Debtor or the change in the financial condition or management of Debtor.

        IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty effective as of the date first written above.


                                          David B. Geyer
                                    ----------------------------------------
                                    BY:   David B. Geyer
                                       -------------------------------------

                                    EXHIBIT C
                              CONSENT AND AGREEMENT

         CONSENT AND AGREEMENT, dated as of August 9, 1999, made by CMS Marketing, Services and Trading, (the "undersigned") to the parties whose names appear on Schedule A attached hereto (the "Transaction Parties"), provides as follows:

         1. Midland Cogeneration Venture Limited Partnership ("MCV"), and the undersigned entered into the Gas Sales Agreement, dated July 1, 1999, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Consent and Agreement (the "Contract"). MCV was the owner of an approximately 1370 MW gas-fired cogeneration facility in Midland, Michigan (the "Facility"). Pursuant to several separate Participation Agreements, each dated as of June 1, 1990, MCV sold and leased-back several separate Undivided Interests in the Facility under several separate Leases each having a basic term of 25 years. The general structure of the sale and lease-back transactions is described in more detail in Schedule B attached hereto.

         2. The undersigned hereby acknowledges notice of the sale and lease-back transactions described in Schedule B and receipt of a photocopy of each Participation Agreement (including Appendix A thereto but excluding other Appendices, Exhibits and Schedules referenced therein unless specifically requested). Photocopies of the related Transaction Documents will be made available by MCV to the undersigned at its request for inspection. The undersigned further acknowledges and consents to the assignments of and Liens on the Contract pursuant to the Transaction Documents related to each sale and lease-back transaction, and hereby agrees with each of the Transaction Parties (provided, however, that each of the Indenture Trustees will have the rights set forth herein only until the undersigned receives written notice from such Indenture Trustee that the related Undivided Interest in the Facility is no longer subject to the Lien of the Indenture to which such Indenture Trustee is a party and the Secured Notes issued pursuant to such Indenture have been paid in full) that:

            (a) Each Owner Trustee and each related Indenture Trustee shall be entitled, after a Lease Event of Default or an Indenture Event of Default under the Lease or the Indenture, as the case may be, to which such Person is a party, to exercise any and all rights of MCV under the Contract in accordance with the terms of the related Lease, the related Lessee Security Agreement, the related Indentures and this Consent and Agreement, and the undersigned will comply in all respects with such exercise by any of such Persons.

            (b) The undersigned will give each owner Trustee and Indenture Trustee prompt written notice of any default of which it has knowledge under the Contract which, if not cured, would give the undersigned the right to suspend its performance under, or to terminate, the Contract. Each Owner Trustee and Indenture Trustee (and their respective designee(s)) shall have the right, within 30 days (or such longer period, not to exceed 90 days, as may reasonably be required to cure defaults other than defaults in respect to the nonpayment of money by MCV) of receipt by each such Person of such written notice, to cure such default.

            (c) In the event any Owner Trustee or Indenture Trustee succeeds to MCV's rights or interests under the Contract after a Lease Event of Default or an Indenture Event of Default under the Lease or the Indenture, as the case may be, to which such Person is a party, whether by foreclosure or otherwise, such Person shall have the right to exercise all rights of MCV under such Contract, and the undersigned will comply in all respects with such exercise by such Person.

            (d) The exercise of remedies under any Lease or foreclosure of any Indenture, whether by judicial proceedings or under power of sale contained in such Indenture or otherwise or any conveyance from MCV or any Owner Trustee to either related Indenture Trustee in lieu thereof, following a Lease Event of Default or Indenture Event of Default under the Lease or the Indenture, as the case may be, to which such Person is a party, shall not require the further consent of the undersigned.

         3. It is understood and agreed that the Contract and this Consent and Agreement are subject to all tariffs and all Applicable Laws relating to such services. Except as required, in the undersigned's reasonable opinion or by any Applicable Law, the undersigned will not, without the prior written consent of each Owner Trustee and Indenture Trustee (unless MCV delivers to the undersigned a certificate stating that such consent is not required by the terms of the related Transaction Documents), cancel, amend, modify or terminate or accept any cancellation, amendment, modification or termination thereof, except if such cancellation or termination is in accordance with the express terms of the Contract, but subject to the rights of each Owner Trustee and Indenture Trustee to cure any defaults and to keep the Contract in full force and effect as provided in Section 2(b) above.

         4. In the event that any Owner Trustee or Indenture Trustee (or their respective designee(s)) assumes the Contract or otherwise elects to perform the duties of MCV under the Contract, such Person shall not have any personal liability to the undersigned for the performance of MCV's obligations under the Contract, it being understood that the sole recourse of the undersigned seeking enforcement of such obligations shall be to such Person's interest in the Facility and the related rights and Revenues therefrom.

         5. If the Contract is rejected by a trustee or debtor-in-possession in any bankruptcy, insolvency or similar proceeding involving any Persons other than the undersigned, or is terminated for any other reason (except as a result of a default which was not appropriately cured as provided herein and in the Contract), and if, (i) within 30 days thereafter, MCV (in the case of a bankruptcy, insolvency or similar proceeding involving any Owner Trustee or Owner Participant), any Owner Trustee, Indenture Trustee or their respective successors or assigns so request and (ii) all payment defaults under the Contract have been cured, the undersigned will execute and deliver to the Person or Persons making such request in proportion to their respective interests in the Contract a new Contract for the services remaining to be performed under the original Contract and containing the same terms and conditions as the original Contract (except for any requirements which have been fulfilled prior to such termination). Such new Contract also shall be subject to the terms of this Consent and Agreement.

         6. The undersigned acknowledges that after the end of the respective Lease Terms and during the respective Residual Terms, each Owner Trustee, as the assignee of an Undivided Interest in the Contract pursuant to the related Facility Agreements Assignment, shall have all of the rights and shall be liable for all of the obligations (to the extent of its respective Undivided Interest Percentage) on a non-recourse basis of MCV under the Contract. The undersigned further acknowledges that MCV shall be the initial Operator of the Facility under the Operating Agreement and further agree that the Owner Trustees may appoint any Person to serve as a successor Operator thereunder so long as such Person satisfies the requirements set forth in the Operating Agreement.

         7. No termination, amendment or waiver of any provision of this Consent and Agreement or consent to any departure by the undersigned from any provision of this Consent and Agreement shall be effective unless the same shall be in writing and signed by the Owner Trustees, the Indenture Trustees and MCV and then such waiver or consent shall be effective only in a specified instance for the specific purpose for which it was given.

         8. This Consent and Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, and shall be binding on the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the undersigned by its officers thereunto duly authorized, have duly executed this Agreement as of the day and year first above written.
                                  By:      David B. Geyer
                                     ---------------------------------------

                                  Title: Vice President of Risk Management
                                        ------------------------------------

Seen and Agreed to this
 9th day of August,   1999.

MIDLAND COGENERATION VENTURE
 LIMITED PARTNERSHIP, as
 Lessee
                                  By:    MIDLAND COGENERATION
                                         VENTURE

                                         LeRoy Smith
                                         -------------------------------

                                  Title: V. P. Energy Supply & Marketing
                                         -------------------------------

                                   SCHEDULE A



MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP, as Lessee,


FIRST MIDLAND LIMITED PARTNERSHIP,
DCC PROJECT FINANCE ONE, INC.,
EDISON CAPITAL (formerly, Mission Funding Epsilon),
BELL ATLANTIC CREDIT CORPORATION (formerly, NYNEX Credit Company), RESOURCES CAPITAL MANAGEMENT CORPORATION, as the several Owner Participants,


STATE STREET BANK AND TRUST COMPANY
(formerly, Fleet National Bank, Shawmut Bank Connecticut, National Association, and The Connecticut National Bank), not in its individual capacity but solely as Owner Trustee under several separate Trust Agreements,


UNITED STATES TRUST COMPANY OF NEW YORK, not in its individual capacity but solely as Senior Indenture Trustee under several separate Senior Trust Indenture, Leasehold Mortgage and Security Agreements for the benefit of the Senior Secured Notes,


FIRST UNION NATIONAL BANK
(formerly, Meridian Trust Company),
not in its individual capacity but solely as Subordinated Indenture Trustee under several separate Subordinated Trust Indenture, Leasehold Mortgage and Security Agreements for the benefit of the Subordinated Secured Notes, and


MIDLAND FUNDING CORPORATION I AND
MIDLAND FUNDING CORPORATION II,
as purchasers of the Secured Notes.

                                   SCHEDULE B


                  A. As described below, the Owner Participants named in Schedule A acquired separate Undivided Interests in the Facility and leased such Undivided Interests back to MCV through separate Owner Trustees acting on behalf of separate Owner Trusts. The beneficial interest in each Owner Trust is held by Owner Participant.

                  B. For purposes of this Schedule B and the Consent and Agreement, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Appendix A to the several separate Amended and Restated Participation Agreements (the "Participation Agreements"), each dated as of June 1, 1990, to which MCV, an Owner Participant, the related Owner Trustee, the related Indenture Trustees, the Funding Corporations, MDC and the Institutional Senior Bond Purchasers named therein are parties. The rules of usage set forth in such Appendices also shall apply hereto; provided, that when the terms defined in Appendix A to a particular Participation Agreement as relating only to the transaction contemplated therein are used in the plural herein, such terms are intended to apply to the terms applicable to the transactions contemplated by all Participation Agreements collectively. In addition, the word "related", when used with respect to any Person, interest, instrument, agreement or document, shall denote a Person which is a party to, or an interest, instrument, agreement or document which is a part of, the transaction contemplated in a particular Participation Agreement and the Transaction Documents referred to in such Participation Agreement.

                  C. Pursuant to a related Participation Agreement, MCV sold and transferred to each Owner Trustee, and each Owner Trustee acquired, subject to Dow's Prior Rights and Consumers' Prior Rights, an Undivided Interest in the Facility equal to the respective Undivided Interest Percentage of such Owner Trustee (with the Undivided Interests in the Initial Assets having been sold and transferred on the First Closing Date and the Undivided Interests in the Second Closing Assets being sold and transferred on the Second Closing Date). Each Owner Trustee leased its Undivided Interest in the Facility back to the Lessee pursuant to a related Lease, under which MCV has the use, possession and control of the Undivided Interest in the Facility for the related Lease Term (with the Undivided Interests in the Initial Assets having been leased on the First Closing Date and the Undivided Interests in the Second Closing Assets being so leased on the Second Closing Date).

                  D. On the Second Closing Date, (i) MCV assigned to each Owner Trustee a separate Undivided Interest in the Facility Agreements and the Cogeneration Agreements pursuant to a related Facility Agreements Assignment and a related Cogeneration Agreements Assignment, respectively, (ii) each Owner Trustee assumed the obligations of MCV under the PPA and the SEPA, to the extent of its respective Undivided Interest Percentage, pursuant to a related Cogeneration Agreements Assignment, (iii) pursuant to the related Lease, each Owner Trustee subassigned its

Undivided Interests in the Cogeneration Agreements and Facility Agreements back to MCV for the respective Lease Term, subject to the Lien of the related Indentures, and MCV, as lessee, accepted such subassignment, and (iv) MCV granted to each Owner Trustee a Lien on, without limitation, MCV's right, title and interest in the related Undivided Interests in the Cogeneration Agreements and the Facility Agreements (and the Revenues therefrom) as collateral security for the related Secured Obligations pursuant to a related Lessee Security Agreement.

                  E. Each Owner Trustee, as provided in the related Participation Agreement, financed a portion of the Purchase Price for its Undivided Interest in the Facility with the proceeds of Senior Secured Notes issued by it to Midland Funding Corporation I pursuant to a related Senior Trust Indenture and related Subordinated Secured Notes issued by it to Midland Funding Corporation II pursuant to a related Subordinated Trust Indenture, and Midland Funding Corporation I and Midland Funding Corporation II purchased such Secured Notes.

                  F. Each Owner Trustee granted to the related Indenture Trustees Liens on, among other things, the Owner Trustee's Undivided Interests in the Facility, the Cogeneration Agreements and the Facility Agreements, the Site Interest and its interest in certain of the related Transaction Documents as collateral security for the Owner Trustee's obligations under the related Secured Notes.

                  G. On the Second Closing Date, the Funding Corporations issued Bonds pursuant to a Senior Collateral Trust Indenture and a Subordinated Collateral Trust Indenture, respectively, for the purpose of participating in the payment of the Purchase Price for each Undivided Interest in the Facility and acquiring the funds necessary to purchase the Senior Secured Notes and the Subordinated Secured Notes pursuant to a related Participation Agreement. The Funding Corporations secured their obligations under the Bonds by a pledge to the related Collateral Trust Trustees of the related Secured Notes (and the collateral security therefor) held by the Funding Corporations.

                  H. MCV, each Owner Trustee and Indenture Trustee and the Working Capital Lender, on the Second Closing Date, entered into an Intercreditor Agreement with the Collateral Agent providing for the deposit with and disbursement of all Revenues from the Undivided Interests in the Project by the Collateral Agent.

                  I. MCV and each Owner Trustee also entered into an Operating Agreement appointing MCV as the initial operator of the Project during the respective Residual Terms, commencing on the Operation Commencement Date (as such term is defined in the Operating Agreement).

                  J. On the Second Closing Date, in order to obtain necessary working capital for the operation of the Facility, MCV obtained the Working Capital Line from the Working Capital Lender and granted to the Working Capital Lender first priority Liens on MCV's right, title and interest (as subassignee of the separate Undivided Interests in the Cogeneration Agreements and the Facility Agreements during the respective Lease Terms) in and to (i) all Earned Receivables, (ii) its Natural Gas Inventory and (iii) the Gas Brokering Contract.

                  K. Each Owner Trustee has agreed to reassign its Undivided Interest in the Project (including the Undivided Interest in the Facility Agreements) and the Site Interest back to MCV at the expiration of the related Support Term.